EXHIBIT 99.1

8229 Boone Boulevard, Suite 802	COMPANY CONTACT:
Vienna, VA 22182. USA	Gavin de Windt
Telephone (703) 506-9460	CEL-SCI Corporation
www.cel-sci.com	(703) 506-9460

CEL-SCI PRICES $5.5 MILLION UNDERWRITTEN PUBLIC OFFERING OF COMMON STOCK

Vienna, VA, December 24, 2019 -- CEL-SCI Corporation (NYSE American: CVM), a Phase 3 cancer immunotherapy company, today announced the pricing of an underwritten public offering with gross proceeds to the Company expected to be approximately $5.5 million before deducting underwriting discounts and other estimated offering expenses. The proposed offering equates to 606,395 shares of the Company’s common stock at a price of $9.07 per share. The Company intends to use the net proceeds from this offering to fund the continued development of Multikine*, LEAPS and for other general corporate purposes.

The Company has also granted the underwriters a 45-day option to purchase up to 90,959 additional shares of common stock to cover over-allotments at the public offering price. The offering is expected to close on or about December 27, 2019, subject to customary closing conditions.

Aegis Capital Corp. is acting as sole bookrunner for the offering. This offering is being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-226558) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on August 24, 2018. A final prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov.

Electronic copies of the final prospectus supplement and the accompanying prospectus, when available, may be obtained by contacting Aegis Capital Corp., Attention: Syndicate Department, 810 7th Avenue, 18th floor, New York, NY 10019, by email at syndicate@aegiscap.com, or by telephone at (212) 813-1010. Before investing in this offering, interested parties should read in their entirety the prospectus supplement and the accompanying prospectus and the other documents that the Company has filed with the SEC that are incorporated by reference in such prospectus supplement and the accompanying prospectus, which provide more information about the Company and such offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CEL-SCI Corporation

CEL-SCI is a clinical-stage biotechnology company focused on finding the best way to activate the immune system to fight cancer and infectious diseases. The Company’s lead investigational therapy Multikine is currently in a pivotal Phase 3 clinical trial involving head and neck cancer, for which the Company has received Orphan Drug Status from the FDA. The Company has operations in Vienna, Virginia, and near Baltimore, Maryland.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including uncertainties related to market conditions and the completion of the public offering on the anticipated terms or at all. Factors that could cause or contribute to such differences include, an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI’s filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K/A for the year ended September 30, 2019. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy, and this proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use. Moreover, no definitive conclusions can be drawn from the early-phase, clinical-trials data involving the investigational therapy Multikine. Further research is required, and early-phase clinical trial results must be confirmed in the Phase 3 clinical trial of this investigational therapy that is in progress.